     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1998

                                                      REGISTRATION NO. 333-34151
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON D.C. 20549
                            ------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            FIRST UNION CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

        NORTH CAROLINA                   56-0898180
(State or Other Jurisdiction of       (I.R.S. Employer
Incorporation or Organization)     Identification Number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------
                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                WITH A COPY TO:

                           ROBERT B. HIDEN, JR., ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement, as determined in light of market and other conditions.
                            ------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
________________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-34151

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     Pursuant to Rule 429 under the Securities Act, this Registration Statement contains a combined prospectus that also relates to Registration Statement No. 33-61941 on Form S-3 previously filed by the Registrant and declared effective on September 7, 1995.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-34151) is filed solely to add exhibits pursuant to Rule 462(d) under the Securities Act. Accordingly, all other items of Form S-3 are not included.

ITEM 16. EXHIBITS.

 EXHIBIT
 NO.                                                           EXHIBIT
 ----         ----------------------------------------------------------------------------------------------------------
     (1)(a)   Form of Underwriting Agreement for Common Stock, Preferred Stock, Class A Preferred Stock, Depositary
              Shares and Warrants.
     (1)(b)   Form of Underwriting Agreement for Debt Securities.
     (2)      Agreement and Plan of Mergers, dated July 18, 1997, among the Corporation, FUNB-NC, Signet and Signet Bank.
              (Incorporated by reference to Exhibit (2) to the Corporation's Current Report on  Form 8-K, dated July 21,
              1997.)
     (4)(a)   Articles of Incorporation of the Corporation, as amended (Incorporated by reference to Exhibit (4) to the
              Corporation's 1990 First Quarter Report on Form 10-Q, to Exhibit (99)(a) to the Corporation's 1993 First
              Quarter Report on Form 10-Q and to Exhibit (4)(a) to the Corporation's Current Report on Form 8-K dated
              January 10, 1996.)
     (4)(b)   By-laws of the Corporation, as amended. (Incorporated by reference to Exhibit (3)(b) to the Corporation's
              1995 Annual Report on Form 10-K.)
     (4)(c)   Amended and Restated Shareholder Protection Rights Agreement. (Incorporated by reference to Exhibit (4) to the Corporation's Current Report on Form 8-K dated October 16, 1996.)
   * (4)(d)   Form of Deposit Agreement.
   * (4)(e)   Specimen Depositary Receipt. (Filed by reference to Exhibit A to Exhibit (4)(d).)
     (4)(f)   Senior Indenture (including form of Senior Debt Security). (Incorporated by reference to Exhibit (4) to the Corporation's Registration Statement No. 2-98213.)
     (4)(g)   Supplemental Indenture, dated as of May 17, 1986, between the Corporation and Chemical Bank, as Trustee.
              (Incorporated by reference to Exhibit (4)(a)(ii) to Amendment No. 1 to the Corporation's Registration
              Statement No. 33-30122.)
     (4)(h)   Supplemental Indenture, dated as of July 1, 1988, between the Corporation and Chemical Bank, as Trustee.
              (Incorporated by reference to Exhibit (4)(a)(iii) to Amendment No. 1 to the Corporation's Registration
              Statement No. 33-30122.)
     (4)(i)   Supplemental Indenture, dated as of August 1, 1990, between the Corporation and Chemical Bank, as Trustee.
              (Incorporated by reference to Exhibit (4)(a)(iv) to the Corporation's Registration Statement No.
              33-40456.)
     (4)(j)   Subordinated Indenture (including form of Subordinated Debt Security). (Incorporated by reference to
              Exhibit (4)(a) to Amendment No. 1 to the Corporation's Registration Statement No. 33-1852.)
     (4)(k)   Supplemental Indenture, dated as of August 1, 1990, between the Corporation and The Bank of New York, as
              Trustee. (Incorporated by reference to Exhibit (4)(b)(ii) to the Corporation's Registration Statement No.
              33-40456.)
     (4)(l)   Supplemental Indenture, dated as of November 15, 1992, between the Corporation and The Bank of New York, as Trustee. (Incorporated by reference to Exhibit (4) to the Corporation's Current Report on Form 8-K
              dated November 17, 1992.)
     (4)(m)   Form of Instrument of Resignation, Appointment and Acceptance, dated as of February 7, 1996, among the
              Corporation, Harris Trust and Savings Bank and The Bank of New York (formerly Irving Trust Company).
              (Incorporated by reference to Exhibit (4)(a) to the Corporation's Current Report on Form 8-K dated
              February 7, 1996.)
     (4)(n)   Supplemental Indenture, dated as of February 7, 1996, between the Corporation and Harris Trust and Savings
              Bank, as Trustee. (Incorporated by reference to Exhibit (4)(b) to the Corporation's Current Report on Form
              8-K dated February 7, 1996.)
     (4)(o)   Form of Senior Medium-Term Notes. (Incorporated by reference to Exhibit (4)(c)(i) to the Corporation's
              Registration Statement No. 33-40456.)
     (4)(p)   Form of Subordinated Medium-Term Notes. (Incorporated by reference to Exhibit (4)(c)(ii) to the
              Corporation's Registration Statement No. 33-40456.)
   * (4)(q)   Form of Warrant Agreement.
   * (4)(r)   Form of Warrant Certificate. (Filed by reference to Exhibit A to Exhibit (4)(r)).
     (4)(s)   Indenture, dated as of November 27, 1996, between the Corporation and Wilmington Trust Company, as
              Debenture Trustee. (Incorporated by reference to Exhibit (4)(a) to Registration Statement Nos. 333-19039
              and 333-19039-01.)
     (4)(t)   Upon the request of the Securities and Exchange Commission, the Registrant will furnish a copy of all other instruments defining the rights of holders of long-term debt of the Registrant.
   * (5)      Opinion of Marion A. Cowell, Jr. as to the validity of the Securities.

 EXHIBIT
 NO.                                                           EXHIBIT
 ----         ----------------------------------------------------------------------------------------------------------
     (12)(a)  Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit
              (12) to the Corporations's 1997 Second Quarter Report on Form 10-Q.)
     (12)(b)  Computations of Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends.
              (Incorporated by reference to Exhibit (12)(b) to the Corporation's 1996 Annual Report on Form 10-K.)
   * (23)(a)  Consent of Marion A. Cowell, Jr. (Included in Exhibit (5)).
   * (23)(b)  Consent of KPMG Peat Marwick LLP.
   * (24)     Power of Attorney.
   * (25)(a)  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Chase Manhattan Bank
              (formerly Chemical Bank).
   * (25)(b)  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Harris Trust and Savings Bank.
     (27)     The Corporation's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to the Corporation's
              1997 Second Quarter Report on Form 10-Q.)

---------------
* Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, First Union Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, as of the 23rd day of March, 1998.

                                         FIRST UNION CORPORATION

                                         By:  /s/ Marion A. Cowell, Jr.
                                            ___________________________________
                                                   MARION A. COWELL, JR.
                                            EXECUTIVE VICE PRESIDENT, SECRETARY
                                                     AND GENERAL COUNSEL

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No.1 to Form S-3 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                         TITLE
------------------------------------------------------  ---------------------------------------------

                EDWARD E. CRUTCHFIELD*                  Chairman and Chief Executive Officer and
---------------------------------------------             Director
                EDWARD E. CRUTCHFIELD

                  ROBERT T. ATWOOD*                     Executive Vice President and Chief Financial
---------------------------------------------             Officer
                   ROBERT T. ATWOOD

                   JAMES H. HATCH*                      Senior Vice President and Corporate
---------------------------------------------             Controller (Principal Accounting Officer)
                    JAMES H. HATCH

                   EDWARD E. BARR*                      Director
---------------------------------------------
                    EDWARD E. BARR

                  G. ALEX BERNHARDT*                    Director
---------------------------------------------
                  G. ALEX BERNHARDT

                  W. WALDO BRADLEY*                     Director
---------------------------------------------
                   W. WALDO BRADLEY

                   ROBERT J. BROWN*                     Director
---------------------------------------------
                   ROBERT J. BROWN

                    A. DANO DAVIS*                      Director
---------------------------------------------
                    A. DANO DAVIS

                  R. STUART DICKSON*                    Director
---------------------------------------------
                  R. STUART DICKSON

                     B.F. DOLAN*                        Director
---------------------------------------------
                     B. F. DOLAN

                      SIGNATURE                         TITLE
------------------------------------------------------  ---------------------------------------------
                  RODDEY DOWD, SR.*                     Director
---------------------------------------------
                   RODDEY DOWD, SR.

                  JOHN R. GEORGIUS*                     Director
---------------------------------------------
                   JOHN R. GEORGIUS

---------------------------------------------           Director
                  ARTHUR M. GOLDBERG

               WILLIAM H. GOODWIN, JR.*                 Director
---------------------------------------------
               WILLIAM H. GOODWIN, JR.

                  HOWARD H. HAWORTH*                    Director
---------------------------------------------
                  HOWARD H. HAWORTH

                   FRANK M. HENRY*                      Director
---------------------------------------------
                    FRANK M. HENRY

                 LEONARD G. HERRING*                    Director
---------------------------------------------
                  LEONARD G. HERRING

               JUAN RODRIGUEZ INCIARTE*                 Director
---------------------------------------------
               JUAN RODRIGUEZ INCIARTE

---------------------------------------------           Director
                   JACK A. LAUGHERY

                     MAX LENNON*                        Director
---------------------------------------------
                      MAX LENNON

                  RADFORD D. LOVETT*                    Director
---------------------------------------------
                  RADFORD D. LOVETT

                 MACKEY J. MCDONALD*                    Director
---------------------------------------------
                  MACKEY J. MCDONALD

                   JOSEPH NEUBAUER*                     Director
---------------------------------------------
                   JOSEPH NEUBAUER

                RANDOLPH N. REYNOLDS*                   Director
---------------------------------------------
                 RANDOLPH N. REYNOLDS

                    RUTH G. SHAW*                       Director
---------------------------------------------
                     RUTH G. SHAW

                      SIGNATURE                         TITLE
------------------------------------------------------  ---------------------------------------------
               CHARLES M. SHELTON, SR.*                 Director
---------------------------------------------
               CHARLES M. SHELTON, SR.

                   LANTY L. SMITH*                      Director
---------------------------------------------
                    LANTY L. SMITH

               ANTHONY P. TERRACCIANO*                  Director
---------------------------------------------
                ANTHONY P. TERRACCIANO

                  DEWEY L. TROGDON*                     Director
---------------------------------------------
                   DEWEY L. TROGDON

----------------------------------------------          Director
                    JOHN D. UIBLE

                     B.J. WALKER*                       Director
---------------------------------------------
                     B.J. WALKER

             * By: MARION A. COWELL, JR.
---------------------------------------------
                MARION A. COWELL, JR.
                   ATTORNEY-IN-FACT

Dated: March 23, 1998

                                 EXHIBIT INDEX

 EXHIBIT
 NO.                                           DESCRIPTION
 ----         ------------------------------------------------------------------------------
     (1)(a)   Form of Underwriting Agreement for Common Stock, Preferred Stock, Class A
              Preferred Stock, Depositary Shares and Warrants.
     (1)(b)   Form of Underwriting Agreement for Debt Securities.
     (2)      Agreement and Plan of Mergers, dated July 18, 1997, among the Corporation,
              FUNB-NC, Signet and Signet Bank. (Incorporated by reference to Exhibit (2) to the Corporation's Current Report on Form 8-K, dated July 21, 1997.)
     (4)(a)   Articles of Incorporation of the Corporation, as amended (Incorporated by reference to Exhibit (4) to the Corporation's 1990 First Quarter Report on
              Form 10-Q, to Exhibit (99)(a) to the Corporation's 1993 First Quarter Report
              on Form 10-Q and to Exhibit (4)(a) to the Corporation's Current Report on Form
              8-K dated January 10, 1996.)
     (4)(b)   By-laws of the Corporation, as amended. (Incorporated by reference to Exhibit
              (3)(b) to the Corporation's 1995 Annual Report on Form 10-K.)
     (4)(c)   Amended and Restated Shareholder Protection Rights Agreement. (Incorporated by
              reference to Exhibit (4) to the Corporation's Current Report on Form 8-K dated
              October 16, 1996.)
   * (4)(d)   Form of Deposit Agreement.
   * (4)(e)   Specimen Depositary Receipt. (Filed by reference to Exhibit A to Exhibit
              (4)(d).)
     (4)(f)   Senior Indenture (including form of Senior Debt Security). (Incorporated by reference to Exhibit (4) to the Corporation's Registration Statement No.
              2-98213.)
     (4)(g)   Supplemental Indenture, dated as of May 17, 1986, between the Corporation and
              Chemical Bank, as Trustee. (Incorporated by reference to Exhibit (4)(a)(ii) to
              Amendment No. 1 to the Corporation's Registration Statement No. 33-30122.)
     (4)(h)   Supplemental Indenture, dated as of July 1, 1988, between the Corporation and
              Chemical Bank, as Trustee. (Incorporated by reference to Exhibit (4)(a)(iii)
              to Amendment No. 1 to the Corporation's Registration Statement No. 33-30122.)
     (4)(i)   Supplemental Indenture, dated as of August 1, 1990, between the Corporation and Chemical Bank, as Trustee. (Incorporated by reference to Exhibit
              (4)(a)(iv) to the Corporation's Registration Statement No. 33-40456.)
     (4)(j)   Subordinated Indenture (including form of Subordinated Debt Security).
              (Incorporated by reference to Exhibit (4)(a) to Amendment No. 1 to the
              Corporation's Registration Statement No. 33-1852.)
     (4)(k)   Supplemental Indenture, dated as of August 1, 1990, between the Corporation and The Bank of New York, as Trustee. (Incorporated by reference to Exhibit
              (4)(b)(ii) to the Corporation's Registration Statement No. 33-40456.)
     (4)(l)   Supplemental Indenture, dated as of November 15, 1992, between the Corporation and The Bank of New York, as Trustee. (Incorporated by reference to Exhibit
              (4) to the Corporation's Current Report on Form 8-K dated November 17, 1992.)
     (4)(m)   Form of Instrument of Resignation, Appointment and Acceptance, dated as of
              February 7, 1996, among the Corporation, Harris Trust and Savings Bank and The
              Bank of New York (formerly Irving Trust Company). (Incorporated by reference to Exhibit (4)(a) to the Corporation's Current Report on Form 8-K dated
              February 7, 1996.)
     (4)(n)   Supplemental Indenture, dated as of February 7, 1996, between the Corporation and Harris Trust and Savings Bank, as Trustee. (Incorporated by reference to
              Exhibit (4)(b) to the Corporation's Current Report on Form 8-K dated February
              7, 1996.)
     (4)(o)   Form of Senior Medium-Term Notes. (Incorporated by reference to Exhibit
              (4)(c)(i) to the Corporation's Registration Statement No. 33-40456.)
     (4)(p)   Form of Subordinated Medium-Term Notes. (Incorporated by reference to Exhibit
              (4)(c)(ii) to the Corporation's Registration Statement No. 33-40456.)
   * (4)(q)   Form of Warrant Agreement.

 EXHIBIT
 NO.                                           DESCRIPTION
 ----         ------------------------------------------------------------------------------
   * (4)(r)   Form of Warrant Certificate. (Filed by reference to Exhibit A to Exhibit
              (4)(r)).
     (4)(s)   Indenture, dated as of November 27, 1996, between the Corporation and
              Wilmington Trust Company, as Debenture Trustee. (Incorporated by reference to
              Exhibit (4)(a) to Registration Statement Nos. 333-19039 and 333-19039-01.)
     (4)(t)   Upon the request of the Securities and Exchange Commission, the Registrant
              will furnish a copy of all other instruments defining the rights of holders of long-term debt of the Registrant.
   * (5)      Opinion of Marion A. Cowell, Jr. as to the validity of the Securities.
     (12)(a)  Computations of Consolidated Ratios of Earnings to Fixed Charges.
              (Incorporated by reference to Exhibit (12) to the Corporations's 1997 Second
              Quarter Report on Form 10-Q.)
     (12)(b)  Computations of Consolidated Ratios of Earnings to Fixed Charges and Preferred
              Stock Dividends. (Incorporated by reference to Exhibit (12)(b) to the
              Corporation's 1996 Annual Report on Form 10-K.)
   * (23)(a)  Consent of Marion A. Cowell, Jr. (Included in Exhibit (5)).
   * (23)(b)  Consent of KPMG Peat Marwick LLP.
   * (24)     Power of Attorney.
   * (25)(a)  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The
              Chase Manhattan Bank (formerly Chemical Bank).
   * (25)(b)  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
              Harris Trust and Savings Bank.
     (27)     The Corporation's Financial Data Schedule. (Incorporated by reference to
              Exhibit (27) to the Corporation's 1997 Second Quarter Report on Form 10-Q.)

---------------

* Previously filed.